EXHIBIT 4.1

Amended and Restated Trust Agreement

of

J.P. MORGAN PHYSICAL COPPER TRUST

Dated as of [●], 2011

J.P. MORGAN COMMODITY ETF SERVICES LLC

as Sponsor

and

WILMINGTON TRUST COMPANY,

as Trustee

TABLE OF CONTENTS

AMENDED AND RESTATED TRUST AGREEMENT

AMENDED AND RESTATED TRUST AGREEMENT dated as of [●], 2011, by and between J.P. MORGAN COMMODITY ETF SERVICES LLC, a Delaware limited liability company, as sponsor, and WILMINGTON TRUST COMPANY, a Delaware corporation, as trustee, who hereby amend and restate the Declaration of Trust and Trust Agreement dated as of October 15, 2010, of J.P. Morgan Physical Copper Trust, a Delaware statutory trust.

WITNESSETH:

WHEREAS the Sponsor and the Trustee have heretofore established the Trust pursuant to the Act by entering into the Original Trust Agreement and by executing and filing with the Secretary of State of the State of Delaware a Certificate of Trust; and

WHEREAS the parties hereto desire to amend and restate the Original Trust Agreement in its entirety and to provide for the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

ARTICLE 1
Definitions and Rules of Construction

Section 1.01.  Definitions.  Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Addendum.

“Act” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as it may be amended from time to time, or any successor legislation.

“Addendum” means the Master Terms Addendum attached hereto, as amended or supplemented in accordance with its terms, which is incorporated into and forms a part of this Trust Agreement.

“Administrative Agency Agreement” shall have the meaning ascribed to such term in the Addendum.

“Administrative Agent” shall have the meaning ascribed to such term in the Addendum.

“Agreement” means this Amended and Restated Trust Agreement, including the Addendum and any schedules or exhibits attached hereto, as amended or supplemented from time to time.

“Authorized Participant Agreement” shall have the meaning ascribed to such term in the Addendum.

“Beneficial Owner” means any Person owning any beneficial interest in any Shares (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise).

“Business Day” shall have the meaning ascribed to such term in the Addendum.

“Certificate” means a certificate that is executed and delivered pursuant to this Agreement evidencing Shares.

“CFTC” means the Commodity Futures Trading Commission or any successor governmental agency in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copper” shall have the meaning ascribed to such term in the Addendum.

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 1100 North Market Street, Wilmington, Delaware 19890.

“Covered Person” means the Trustee, the Sponsor and their respective members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act) and subsidiaries.

“Creation Order” shall have the meaning ascribed to such term in the Addendum.

“Creation Unit” shall have the meaning ascribed to such term in the Addendum.

“DTC” means The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Exchange” shall have the meaning ascribed to such term in the Addendum.

“Exchange Act” means The United States Securities Exchange Act of 1934, as amended.

“LME” shall have the meaning ascribed to such term in the Addendum.

“NAV Per Share” shall have the meaning ascribed to such term in the Addendum.

“Net Asset Value” shall have the meaning ascribed to such term in the Addendum.

“Original Trust Agreement” means the Declaration of Trust and Trust Agreement dated as of October 15, 2010.

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, statutory or common law trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Order” shall have the meaning ascribed to such term in the Addendum.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder” means a Person in whose name Shares are registered on the books of the Trustee maintained for that purpose.

“Shares” means shares of the Trust created under this Agreement, each representing a fractional undivided beneficial interest in the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

“Sponsor” means J.P. Morgan Commodity ETF Services LLC, a Delaware limited liability company, or its successor.

“Sponsor Indemnified Party” means each of the Sponsor and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act) and subsidiaries.

“Sponsor’s Fee” shall have the meaning ascribed to such term in the Addendum.

“Trust” means the J.P. Morgan Physical Copper Trust, a Delaware statutory law trust.

“Trust Account” shall have the meaning ascribed to such term in the Addendum.

“Trust Expenses” shall have the meaning ascribed to such term in the Addendum.

“Trustee” means Wilmington Trust Company, a Delaware banking corporation, acting not in its individual capacity but solely in its capacity as Trustee under this Agreement, or any successor as Trustee under this Agreement.

“Trustee Indemnified Party” means each of the Trustee and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act) and subsidiaries.

“Trust Property” means all property owned by and held by or for the Trust, and all proceeds therefrom.

“Warehouse Agreement” shall have the meaning ascribed to such term in the Addendum.

“Warehouse-keeper” shall have the meaning ascribed to such term in the Addendum.

Section 1.02.  Rules of Construction.  Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2
Purpose of the Trust and Offices

Section 2.01.  Name.  The name of the Trust is “J.P. Morgan Physical Copper Trust.”

Section 2.02.  Creation and Declaration of Trust; Activities of the Trust.

(a) The Trust is authorized to enter into an initial purchaser agreement with J.P. Morgan Securities LLC, the initial purchaser of the first Creation Unit of Shares, and to issue Creation Units contemplated to be sold to such initial purchaser pursuant to such initial purchaser agreement.  The terms of such initial purchaser agreement shall be as approved by the Sponsor as evidenced by its signature thereto on behalf of the Trust.  The Trust has received confirmation from the Administrative Agent that the Warehouse-keeper has received an initial deposit of Copper from such initial purchaser, and has credited such initial deposit to the Trust Account.  The Trust shall hold that initial deposit and all other Trust Property for the benefit of the Shareholders for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement.

(b) The Trust shall not engage in any activities other than those specifically authorized by this Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Agreement.  Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

ARTICLE 3
The Trustee; the Sponsor

Section 3.01.  Trustee; Powers of the Trustee.

(a) Wilmington Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust.  The Trust shall have only one trustee.  The Trustee shall have only the power to carry out the objects and purposes of the Trust in accordance with this Agreement, and shall have only the rights, obligations and liabilities specifically provided for in this Agreement and shall have no implied rights, duties, obligations and liabilities with respect to the business and affairs of the Trust.

(b) The Trustee shall execute and file certificates as required by the Act and accept service of process on the Trust in the State of Delaware.  The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing.

Section 3.02.  Concerning the Trustee.  Except as otherwise provided in this Article 3, in accepting the Trust continued hereby, Wilmington Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against Wilmington Trust Company by reason of the transactions contemplated by this Agreement and any other agreement to which the Trust is a party shall look only to the Trust Property for payment or satisfaction thereof.  In particular, but not by way of limitation:

(a) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Agreement or for the form, character, genuineness, sufficiency, value or validity of any Trust Property or the Shares.

(b) The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor.

(c) The Trustee shall not have any liability for the acts or omissions of the Sponsor or any other Person.

(d) The Trustee shall not have any duty or obligation to supervise the performance of any obligations of the Sponsor or any other Person.

(e) No provision of this Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder.

(f) Under no circumstances shall the Trustee be liable for any obligations of the Trust arising under this Agreement or any other agreements to which the Trust is a party.

(g) The Trustee shall be under no obligation to appear in, institute, conduct or defend any action or litigation under this Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor or any Shareholder or Beneficial Owner, unless the Sponsor has offered to Wilmington Trust Company (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by Wilmington Trust Company (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby.

(h) The Trustee shall not be required to take any action hereunder or otherwise if the Trustee shall have reasonably determined, based upon the advice of counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or is otherwise contrary to applicable law.

(i) Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Sponsor requesting instruction as to the course of action to be adopted, and, to the extent the Trustee acts in good faith in accordance with any such instruction received, the Trustee shall not be liable on account of such action to any Person.  If the Trustee shall not have received appropriate instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Trustee shall have no liability to any Person for any such action or inaction.

(j) Under no circumstance shall the Trustee be personally liable for any representation, warranty or covenant of the Trust.

(k) The Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties.  The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(l) In the administration of the Trust, the Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, including the Sponsor, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(m) The Sponsor agrees and, as evidenced by its acceptance of any benefits hereunder, each Beneficial Owner agrees that the Trustee in any capacity has not provided and will not provide in the future, any advice, counsel or opinion regarding the tax, financial, investment or insurance implications and consequences of the formation, funding and ongoing administration of the Trust, including, but not limited to, income, gift and estate tax issues, and the initial and ongoing selection and monitoring of financing arrangements.

Section 3.03.  Delegation to the Sponsor.  Pursuant to Sections 3806(a) and 3806(b)(7) of the Act, the duty and authority of the Trustee to administer the Trust is hereby delegated by the Trustee to the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Act.  The Sponsor shall have the power on behalf of and in the name of the Trust to carry out the objects and purposes of the Trust and to perform such acts and execute and enter into and perform such contracts and other undertakings on behalf of the Trust that the Sponsor may deem to be necessary or incidental thereto, which shall include, without limitation, the following:

(a) To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities, including all agreements referenced in the Addendum.

(b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts, in its own name or in the name of the Trust, on behalf of the Trust, with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s activities and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor.

(c) To deposit, withdraw, pay, retain and distribute Trust Property or any portion thereof in any manner consistent with the provisions of this Agreement.

(d) To supervise the preparation and filing of the Trust’s registration statements under the Securities Act, including the prospectus contained therein, and any supplements and amendments thereto.

(e) To pay or authorize the payment of expenses of the Trust.

(f) To make any necessary determination or decision in connection with the preparation of the Trust’s financial statements and amendments thereto.

(g) To prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Exchange Act or the rules and regulations thereunder.

(h) To execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its activities in all appropriate jurisdictions.

(i) To appoint and remove independent public accountants to audit the accounts of the Trust.

(j) To employ attorneys to represent the Trust.

(k) To adopt, implement or amend, from time to time, such disclosure and financial reporting, information gathering and control policies and procedures as are necessary or desirable to ensure compliance with applicable disclosure and financial reporting obligations under any applicable securities laws.

(l) To enter into an Administrative Agency Agreement with the Administrative Agent.

(m) To enter into an Authorized Participant Agreement with each Authorized Participant and discharge the duties and responsibilities of the Trust and the Sponsor thereunder.

(n) To enter into a Warehouse Agreement with the Warehouse-keeper establishing the Trust Account and discharge the duties and responsibilities of the Trust and the Sponsor thereunder.

(o) To cause the Trust to enter into any other agreements for such other services necessary or appropriate to carry out the activities and affairs of the Trust with any party or parties on terms and conditions acceptable to the Sponsor on behalf of the Trust, including but not limited to agreements with the Administrative Agent, legal counsel and an independent registered public accounting firm.

(p) To interact with DTC or any successor depository as required.

(q) To prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests.

(r) To delegate any of its duties hereunder as it shall determine from time to time to the Administrative Agent, Warehouse-keeper or other Persons.

(s) To carry on any other activities in connection with or incidental to the objects and purposes of the Trust as set forth in this Agreement.

Section 3.04 .  Resignation or Removal of the Trustee; Successor Trustee.

(a) The Trustee shall serve until such time as the Trustee resigns and a successor Trustee is appointed by the Sponsor in accordance with the terms of this Section 3.04.

(b) The Trustee may resign at any time upon the giving of at least thirty (30) days’ advance written notice to the Sponsor; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Sponsor in accordance with Section 3.04(c).  If the Sponsor does not act within such thirty (30) day period, the Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor trustee.

(c) In the event of the resignation of the Trustee, the Sponsor may appoint a successor Trustee by delivering a written instrument to the outgoing Trustee.  Any successor Trustee must satisfy the requirements of Section 3807 of the Act.  Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Sponsor and any fees and expenses due to the outgoing Trustee are paid or waived by the outgoing Trustee.  Following compliance with the preceding sentence, the successor Trustee (i) shall file an amendment to the Certificate of Trust reflecting the change of Trustee and (ii) shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Agreement.

(d) Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall, subject to Section

3.04(c), be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 3.05.  Compensation of the Sponsor.  The Sponsor is entitled to receive from the Trust, as an expense of the Trust, the Sponsor’s Fee as set forth in Section 7(b) of the Addendum.

Section 3.06.  Compensation of the Trustee.

(a) In consideration of its entitlement to receive the Sponsor’s Fee, the Sponsor shall pay the Trustee reasonable compensation for its services hereunder pursuant to the terms of a separate fee agreement.

(b) The Trustee shall be entitled to be reimbursed by the Trust or the Sponsor for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder.  Such amounts shall be deemed “Other Expenses” pursuant to the Addendum.

ARTICLE 4
Shares

Section 4.01.  Ownership of Shares.  The Trust may issue an unlimited number of Shares.  The ownership of Shares shall be recorded on the books of the Administrative Agent or a transfer or similar agent for the Trust.  No Certificates evidencing the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time.  The record books of the Trust as kept by the Administrative Agent or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders and as to the number of Shares held from time to time by each Shareholder and the Sponsor, the Trustee or any other Person may treat the Person in whose name Shares are registered as the owner of such Shares for purposes of receiving distributions and for all other purposes whatsoever, and neither the Sponsor, nor the Trustee nor any other Person shall be bound by any notice to the contrary.

Section 4.02.  Deposit of Copper; Procedures for Creation and Issuance of Creation Units.

(a) After the initial deposit of Copper into the Trust Account, the issuance of Shares with respect to additional deposits of Copper into the Trust shall take place only in integral numbers of Creation Units.  Subject to deduction of any tax or other governmental charges due thereon, the creation and issuance of Creation Units, including the processing, acceptance and/or rejection of any Creation Orders, shall be conducted in accordance with this Agreement.

(b) If the Trust Property includes any money or property other than Copper, no deposits of Copper shall be accepted until after a record date for distribution of that money or property, or proceeds of that property, has passed.

(c) All deposited Copper shall be owned by the Trust and held for the Trust in the Trust Account by the Warehouse-keeper.  Cash and any other assets of the Trust shall be held by the Sponsor at such place and in such manner as the Sponsor shall determine.

Section 4.03.  Redemption of Creation Units.

(a) Redemptions of Shares shall be effected only in integral numbers of Creation Units.  The procedures relating to the redemption of Creation Units, including the processing, acceptance and/or rejection of any Redemption Orders, are set forth in this Agreement, and shall govern the Trust with respect to redemption of Creation Units.

(b) Subject to deduction of any tax or other governmental charges due thereon, any redemption distribution shall consist of Copper and shall be made in accordance with this Agreement.

Section 4.04.  Suspension of Issuance, Transfers and Redemptions.  The issuance, delivery, registration of transfers, or redemption of Shares by the Trust may be suspended in accordance with the terms of the Addendum.

ARTICLE 5
Administration of the Trust

Section 5.01. Valuation of the Trust. On each Business Day, the valuation of the Trust’s assets, including the calculation of Net Asset Value and NAV Per Share, shall be conducted in accordance with the terms of the Addendum.

Section 5.02.  Cash Distributions.  Whenever the Trust distributes any cash, such cash shall be distributed to the Shareholders entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that in the event that withholding is required and an amount is withheld on account of taxes, the amount distributed to the Shareholders shall be reduced accordingly.  The Trust shall distribute only such amount, however, as can be distributed without attributing to any Shareholder a fraction of one cent.  Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Shareholders entitled thereto.

Section 5.03.  Other Distributions.  Whenever the Trust receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited Copper or other Trust Property), the Trust shall cause the securities or other property received by it to be distributed to the Shareholders entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Sponsor, in any manner that the Sponsor may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that in the event that withholding is required and an amount is withheld on account of taxes, the amount distributed to the Shareholders shall be reduced accordingly; and provided, further, that if in the opinion of the Sponsor such distribution cannot be made proportionately among the Shareholders entitled thereto, or if for any other reason (including, but not limited to, any requirement that an amount on account of taxes or other governmental charges be withheld or that securities must be registered under the Securities Act in order to be distributed to Shareholders) the Sponsor deems such distribution not to be lawful and feasible, the

Sponsor shall cause the Trust to adopt such method as it deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Sponsor, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trust to the Shareholders entitled thereto as in the case of a distribution received in cash.

Section 5.04. Shareholder Voting Powers.  Except as permitted under Section 8.02 or as required by applicable federal law or under the rules or regulations of the Exchange, the Shareholders shall have the right to vote only as the Sponsor may consider desirable and so authorize in its sole discretion.  For the avoidance of doubt, Shareholders shall not have any right to vote on matters for which default voting rights are provided under the Act.  To the extent that federal or Delaware law is amended, modified or interpreted by rule, regulation, order, or no-action letter to (on a mandatory basis) expand, eliminate or limit the Shareholders’ right to vote on any specific matter, the Shareholders right to vote shall be deemed to be amended, modified or interpreted in accordance therewith without further approval by the Sponsor or the Shareholders.

Section 5.05.  Quorum and Required Vote.

(a) The holders of one-third (1/3) of the Shares entitled to vote on any matter at a meeting present in person or by proxy shall constitute a quorum at such meeting of the Shareholders for purposes of conducting business on such matter.  The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matters.

(b) Except as otherwise specified in this Agreement,  the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter.

Section 5.06.  Fixing of Record Date.  Whenever any distribution will be made, or whenever the Sponsor receives notice of any solicitation of proxies or consents from a Shareholder, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Sponsor shall find it necessary or convenient in respect of any matter, the Sponsor shall fix a record date for the determination of the Shareholders who shall be (i) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation or (iii) entitled to act in respect of any other matter for which the record date was set.

Section 5.07.  Payment of Expenses.  Expenses of the Trust shall accrue and be paid as provided in the Addendum.

Section 5.08.  Further Provisions for Copper Sales.  In addition to selling Copper for the payment of Trust Expenses in accordance with the Addendum, the Sponsor shall direct the sale of Copper whenever any one or more of the following conditions exists:

(a) such sale is required by applicable law or regulation; or

(b) the Trust has been dissolved and the Trust Property is to be liquidated in accordance with Section 8.02.

Neither the Trustee nor the Sponsor shall be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 5.08.

Section 5.09.  Counsel.  The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Trust Property and the Trust, including any legal matters relating to the possible disposition or acquisition of any Copper.  The fees and expenses of such counsel (other than any such fees and expenses borne by the Sponsor as Organizational Expenses) shall be paid by the Trust.

Section 5.10.  Grantor Trust.  Nothing in this Agreement, or any agreement with any other Person, or otherwise, shall be construed to give the Trustee, the Sponsor or any other Person the power to vary the investment of the Beneficial Owners within the meaning of Treasury Regulations Section 301.7701-4(c) or any similar or successor provision of the Treasury regulations or under the Code, nor shall the Trustee ,the Sponsor, or any other Person execute any action that would vary the investment of the Beneficial Owners.  The Sponsor shall not be liable to any Person for any failure of the Trust to qualify as a grantor Trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Sponsor’s responsibility for the administration of the Trust in accordance with this Agreement.

Section 5.11.  Certain Tax Matters.  The Sponsor shall cause the Trust to file all tax returns, and to disseminate and file all tax reports, as the Trust may from time to time be required to file and/or disseminate as an entity that is a grantor trust for U.S. federal income tax purposes, provided that if the Trust is determined to be a partnership for U.S. federal income tax purposes, the Sponsor shall cause the Trust to file any such returns, and disseminate and file any such tax reports, in a manner consistent with such treatment.  The Sponsor may, in its discretion, cause the Trust to make tax-related elections that the Sponsor deems necessary or advisable (including, without limitation, a protective election pursuant to Section 754 of the Code), provided that neither the Sponsor nor any other Person shall cause the Trust to elect to be treated as a corporation for U.S. federal income tax purposes.

Section 5.12.  Derivative Actions.

(a) No Person who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Trust.  No Shareholder may maintain a derivative action on behalf of the Trust unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

(b) In addition to the requirements set forth in Section 3816 of the Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met:  (i) the Shareholder or Shareholders must make a pre-suit demand upon the Sponsor to bring the subject action unless an effort to cause the Sponsor to bring such an action is not likely to succeed, and a demand on the Sponsor shall be deemed not likely to succeed and therefore excused only if the Sponsor has a personal financial interest in the transaction at issue, and the Sponsor shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Shareholder demand by virtue of the fact that (a) the Sponsor receives remuneration for its service under this Agreement or (b) the Sponsor has an affiliate that has a personal financial interest in the transaction at issue; and (ii) unless a demand is not required under clause (i) of this paragraph, the Sponsor must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim, and the Sponsor shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Sponsor determines not to bring such action.

ARTICLE 6
Limitation of Liabilities And Duties; Indemnity

Section 6.01.  Prevention or Delay in Performance by the Sponsor and the Trustee.  Neither the Sponsor nor the Trustee shall incur any liability to the Trust, any Shareholder or Beneficial Owner or any other Person if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed and accordingly the Sponsor or the Trustee does not do that thing or does that thing at a later time than would otherwise be required.  Neither the Sponsor nor the Trustee will incur any liability to the Trust, any Shareholder or Beneficial Owner or any other Person by reason of any non-performance or delay in the performance of any act or thing which by the terms of this Agreement it is provided may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.  The Sponsor shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(c) of the Act.

Section 6.02. Liability of Covered Persons. Neither the Sponsor nor the Trustee shall have any liability to the Trust or to any Shareholder or Beneficial Owner or any other Person for (i) any loss that arises out of any breach of contract unless a court of competent jurisdiction finally determines that such loss was a direct result of the Sponsor’s or the Trustee’s own gross negligence, bad faith or willful misconduct, (ii) any indirect, consequential or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for an amount in excess of the value of the assets of the Trust or (iv) any loss which arises out of any breach of fiduciary duty unless a court of competent jurisdiction finally determines that such loss was a direct result of a bad faith violation of the implied contractual covenant of good faith and fair dealing by the Trustee or the Sponsor or arises out of the willful misconduct of the Sponsor or the Trustee.  Subject to the foregoing, neither the Sponsor nor the Trustee shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Shareholder, Beneficial Owner or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or the Trustee.

Section 6.03.  Duties.

(a) To the extent that, at law or in equity, the Sponsor or the Trustee have duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders, the Beneficial Owners or any other Person, the Sponsor or the Trustee acting under this Agreement shall not be liable to the Trust, the Shareholders, the Beneficial Owners or any other Person for its good faith reliance on the provisions of this Agreement subject to the standard of care set forth in Section 6.02.  The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of the Sponsor or the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties (including fiduciary duties) and liabilities of the Sponsor or the Trustee.  Neither the Sponsor nor the Trustee shall have any fiduciary duties to the Trust, the Shareholders, the Beneficial Owners or to an other Person; provided, that nothing herein shall be construed to eliminate the implied contractual covenant of good faith and dealing.  To the fullest extent permitted by law, no Person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities hereunder or at law or in equity to the Trust, any Shareholder or any other Person.

(b) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Sponsor or any of the service providers of the Trust, on the one hand, and the Trust or any Shareholder, Beneficial Owner or any other Person, on the other hand; or

(ii) whenever this Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder, Beneficial Owner or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty (including fiduciary duty) or obligation of the Sponsor at law or in equity or otherwise.

(c) Notwithstanding any other provision of this Agreement or, to the extent permitted, of applicable law, whenever in this Agreement the Sponsor is permitted or required to make a decision

(i) in its “discretion” or under a grant of similar authority, the Sponsor shall be entitled to consider such interests and factors as it desires, including its own interests, and, to the fullest extent permitted by applicable law, shall have no duty  (including fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Trust, any Shareholder, any Beneficial Owner or any other Person; or

(ii) in its “good faith” or under another express standard, the Sponsor shall act under such express standard and shall not be subject to any other or different standard.

(d) The Sponsor and the Trustee and any of their respective affiliates may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor or the Trustee. If the Sponsor or the Trustee acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor and the Trustee shall not be liable to the Trust or to the Shareholders or the Beneficial Owners for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder nor any Beneficial Owner shall have any rights or obligations by virtue of this Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed to be wrongful or improper. Except to the extent expressly provided herein, the Sponsor and the Trustee may engage or be interested in any financial or other transaction with the Trust, the Shareholders, the Beneficial Owners or any affiliate of the Trust, the Shareholders or the Beneficial Owners.

Section 6.04. Indemnification.  (a) Each Sponsor Indemnified Party shall be indemnified from the Trust and held harmless against any loss, liability, claim, action, suit, cost or expense (including, but not limited to, the reasonable fees and expenses of counsel) of any kind and nature whatsoever arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Sponsor, in furtherance of the administration of the Trust (including, without limiting the scope of the foregoing, Authorized Participant Agreements to which the Sponsor is a party, including the Sponsor’s indemnification obligations thereunder) or any actions taken in accordance with the provisions of this Agreement (any of the foregoing, a “Loss”) except that the Trust shall not be liable for or required to indemnify a Sponsor Indemnified Party from and against Losses arising or resulting from any of the matters described in Section 6.02(i) or (iv).  Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor.  Any amounts payable to a Sponsor Indemnified Party under this Section 6.04(a) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

(b) Each Trustee Indemnified Party shall be indemnified from the Trust and held harmless against any loss, liability, claim, action, suit, cost or expense (including,

but not limited to, the reasonable fees and expenses of counsel) of any kind and nature whatsoever arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Trustee, in furtherance of the administration of the Trust or any actions taken in accordance with the provisions of this Agreement (any of the foregoing, a “Loss”) except that the Trust shall not be liable for or required to indemnify a Trustee Indemnified Party from and against Losses arising or resulting from any of the matters described in Section 6.02(i) or (iv).  Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Trustee Indemnified Party in defending itself against any claim or liability in its capacity as Trustee. Any amounts payable to a Trustee Indemnified Party under this Section 6.04(b) may be payable in advance or shall be secured by a lien on the Trust. The Trustee may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Shareholders and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Trustee shall be entitled to be reimbursed therefor by the Trust.  To the extent not otherwise paid within ninety days of request therefor, the Sponsor shall be liable for amounts due and payable to a Trustee Indemnified Party under this Article; provided that, to the extent that the Sponsor shall pay any such amounts to any such Trustee Indemnified Party in accordance with the foregoing clause, the Sponsor shall be entitled to reimbursement of all such amounts by the Trust.

(c) The indemnities provided by this section shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Sponsor or the Trustee, respectively.

Section 6.05.  Contribution. If the indemnification provided for herein is invalid or unenforceable in accordance with its terms, then the Trust shall contribute to the amount paid or payable by a Sponsor Indemnified Person or a Trustee Indemnified Person, as applicable, as a result of Losses in such proportion as is appropriate to reflect the relative benefits received by Trust on one hand and the Sponsor (in the case of a Sponsor Indemnified Person) or the Trustee (in the case of a Trustee Indemnified Person) on the other from activities of the Trust.  For this purpose, the benefits received by the Trust shall be the Trust’s Net Asset Value as of the applicable date, and the benefits received by the Sponsor shall be its then most recent annual Sponsor’s Fee or in the case of the Trustee its most recent annual Trustee fee.  If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then the Trust shall contribute to such amount paid or payable by the Sponsor or the Trustee, as applicable, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Sponsor or the Trustee, as applicable, on the other in connection with the actions or omissions which resulted in such Losses, as well as any other relevant equitable considerations.

ARTICLE 7
Records and Reports

Section 7.01.  Maintenance of Share Register.  The Trust shall keep at the office of the Administrative Agent a record of its Shareholders containing the names and addresses of all Shareholders and the number of Shares held by each Shareholder.

Section 7.02.  Maintenance of Other Records.  The accounting books and records of the Trust shall be kept at such place or places designated by the Sponsor or in the absence of such designation, at the office of the Administrative Agent.  The accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

Section 7.03.  Statements and Reports.

(a) After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, at the Trust’s expense, the Sponsor shall send (or cause to be sent) to the Shareholders at the end of such fiscal year, an annual report of the Trust containing financial statements that will be prepared by the Administrative Agent and audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise, or which the Sponsor determines shall be included.  Such annual report shall be distributed to Shareholders by any means acceptable to Shareholders.

(b) The Sponsor shall cause the Administrative Agent and the Warehouse-keeper to provide the Sponsor such certifications, supporting documents and other evidence regarding the internal control over financial reporting established and maintained by the Trust, and used by the Administrative Agent and the Warehouse-keeper in connection with the preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish (or cause to be prepared, filed or furnished) to the SEC any certifications regarding such matters that may be required to be included with the Trust’s periodic reports under the Exchange Act.

(c) The fiscal year of the Trust shall initially be the period ending December 31 of each calendar year.  The Sponsor may select an alternative fiscal year for the Trust in its discretion.

ARTICLE 8
Amendment and Dissolution

Section 8.01.  Amendment.

(a) The Sponsor may amend any provisions of this Agreement without the consent of any Shareholder; provided that no such amendment shall cause the Trust to fail to be classified as a grantor trust for U.S. federal income tax purposes.

(b) With respect to any amendment to this Agreement (excluding the Addendum), to the fullest extent permitted by law, any such amendment shall not become effective as to outstanding Shares until thirty (30) days after notice of such amendment is given to the Shareholders.  Every Shareholder and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby.  No such amendment shall be effective as against the Trustee if it adversely affects any right, duty or obligation of the Trustee unless the Trustee shall have consented in writing thereto in its sole discretion.

(c) Notwithstanding Section 8.01(b), the Sponsor may amend the Addendum in accordance with Section 11 of the Addendum.

Section 8.02.  Dissolution.

(a) Subject to the notice requirements of Section 8.02(b), the Trust:

(i) may be dissolved at any time and for any reason by the Sponsor.

(ii) shall be dissolved at any time upon the occurrence of any of the following events:

(A) the Sponsor is notified that the Shares are delisted from a national securities exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;

(B) the Warehouse Agreement of the Trust is terminated for any reason and at the time of such termination a successor warehouse-keeper has not been appointed and accepted its appointment;

(C) DTC is unable or unwilling to continue to perform its functions or duties under this Agreement, and a comparable replacement depository is unavailable;

(D) the Sponsor determines that the Trust’s aggregate net assets in relation to the expenses of the Trust make it unreasonable or imprudent to continue the activities of the Trust, or, in the exercise of its reasonable discretion, the determination by the Sponsor to dissolve the Trust because the aggregate Net Asset Value of the Trust as of the close of any Business Day declines below $10 million.

(E) the SEC or a court of competent jurisdiction determines that the Trust is an investment company under the Investment Company Act of 1940, as amended;

(F) the CFTC (i) determines that the Trust is a commodity pool under the Commodity Exchange Act or (ii) issues a regulatory order that is materially adverse to the Trust;

(G) the LME ceases to publish the LME Settlement Price for Grade A Copper and, in the opinion of the Sponsor, no successor or substantially similar contract is available to provide a comparable settlement price for Grade A Copper; or

(H) the Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust, and the Sponsor determines that, in its sole discretion, because of that tax treatment or change in tax treatment, dissolution of the Trust is advisable.

(b) The Sponsor shall instruct the Administrative Agent to mail notice of any dissolution pursuant to Section 8.02(a) above to the Shareholders promptly but in no event later than 30 days following such dissolution.

(c) On and after the dissolution of the Trust, the Sponsor shall, in accordance with Section 3808(e) the Act, wind up the operation and affairs of the Trust.  Upon dissolution of the Trust, after paying or making reasonable provision for all charges, taxes, expenses, claim and liabilities of the Trust, whether due or accrued or anticipated as may be determined by the Sponsor and otherwise complying with Section 3808 of the Act, the Trust shall, in accordance with the Act and such procedures as the Sponsor considers appropriate, reduce the remaining assets held to distributable form in cash and distribute the proceeds to the Shareholders ratably according to the number of Shares held by the Shareholders on the date of termination.

(d) Upon the completion of winding up of the Trust in accordance with the Act and this Agreement, the Sponsor shall direct and cause the Trustee, at the Sponsor’s expense, to file a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Act and thereupon, the Trust and this Agreement shall terminate; provided, that Section 3.05, Section 3.06, Article 6, Section 9.05, Section 9.06 and Section 9.07 shall each survive the termination of this Agreement.

(e) If the Sponsor shall be adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Sponsor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Administrative Agent may terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 8.02.  The Administrative Agent shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

ARTICLE 9
Miscellaneous

Section 9.01.  Notices.  Any notice required or permitted to be given by any party to the other under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of facsimile, email or other electronic transmission, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Sponsor, at:

Global Commodities Group
Attention: Head of Commodity Investor Sales
383 Madison Avenue, 10th Floor
New York, NY 10179

JPMorgan Legal Department
Attention: Structured Products Group
277 Park Avenue, 13th Floor
New York, NY 10172-0003

If to the Trustee, at:

Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890

Attention:  Joe Feil
Telephone: (302) 636-6466
Fax: (302) 636-4149
Email: jfeil@wilmingtontrust.com

Section 9.02.  Binding Effect; Assignability; Benefit.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and permitted assigns.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party hereto; provided, however, that the Sponsor may assign this Agreement to any affiliate without the prior consent of the Trustee.

Section 9.03.  Waiver; Amendment.  Except as otherwise provided in this Agreement, any provision of this Agreement may be amended or waived if, but only if,

such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 9.04.  No Third-Party Beneficiaries.  This Agreement is solely and exclusively for the benefit of the Sponsor, the Trustee, the Shareholders, the indemnified persons referred to in Article 6 of this Agreement and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

Section 9.06.  Jurisdiction.  The Trustee, the Sponsor, each Shareholder and each Beneficial Owner, to the fullest extent permitted by law, including Section 3804(e) of the Act, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Trust, the Act or this Agreement (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Agreement, (B) the duties (including fiduciary duties), obligations or liabilities of the Trust, the Trustee or the Sponsor to the Shareholders or Beneficial Owners, or of the Trustee, the Sponsor, the Shareholders or the Beneficial Owners to each other, (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustee or the Sponsor, (D) any provision of the Act or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Act or this Agreement relating in any way to the Trust (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Section 9.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08.  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.09.  Entire Agreement.  This Agreement, including the Addendum and any Schedules hereto, sets out the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein, whether oral or written.

Section 9.10.  Severability; Reformation.  It is the express intent of the parties hereto that the terms, provisions, covenants and restrictions of this Agreement be enforced to the fullest extent permitted by applicable law.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, it is the intent of the parties hereto that such court or other authority change the applicable term, provision, covenant or restriction by deleting specific words or phrases, or by replacing any invalid or unenforceable term, provision, covenant or restriction with a term, provision, covenant or restriction that is valid and enforceable such that the modified term, provision, covenant or restriction comes as near as possible to expressing the intention of the invalid or unenforceable term, provision, covenant or restriction.  Further, it is the intent of the parties that the remainder of the terms, provisions, covenants and restrictions in this Agreement remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

J.P. MORGAN COMMODITY ETF SERVICES LLC, as Sponsor

By:
Name:[●]
Title:[●]

WILMINGTON TRUST COMPANY, as Trustee

By:
Name:[●]
Title:[●]